Rogers Corporation Employee Stock Purchase Plan

1.  Purpose. This Rogers Corporation Employee Stock Purchase Plan (the “Plan”) is an amended and restated continuation of the Rogers Corporation Global Stock Ownership Plan for Employees, which was originally adopted by the Board on February 15, 2001 and approved by the Company’s shareholders on April 26, 2001, and is not the adoption of a new plan for purposes of Treas. Reg. §1.423-2(c). The Plan is intended to provide eligible employees of the Company and its Participating Subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Common Stock. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code and the Plan shall be interpreted in a manner that is consistent with that intent.

The Committee may also adopt sub-plans applicable to one or more Participating Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. Any such sub-plan shall not apply to employees who are located in the United States or its possessions or are otherwise subject to United States income tax. Unless otherwise superseded by the specific provisions of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

2.  Definitions.

“Administrator” means the Committee or such person(s) appointed by the Committee for the purpose of administration of the Plan.

“Board” or “Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

“Code” means the U.S. Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means the Compensation and Organization Committee of the Board.

“Common Stock” means the common stock of the Company, par value $1.00 per share.

“Company” means Rogers Corporation, a Massachusetts corporation, including any successor thereto.

“Compensation” means, except as otherwise determined by the Administrator prior to the beginning of the applicable Offering Period, base salary and wages paid to an Eligible Employee by the Company or a Participating Subsidiary as compensation for services to the Company or Participating Subsidiary, before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, vacation pay, holiday pay, jury duty pay and funeral leave pay, but excluding bonuses, commissions, education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and relocation expenses, and income received in connection with stock options or other equity-based awards.

“Corporate Transaction” means a merger or consolidation of the Company, or the acquisition of all or substantially all of the property or stock of the Company.

“Eligible Employee” means any person who renders services to the Company or a Participating Subsidiary as an employee pursuant to an employment relationship with such employer. For purposes of the Plan, in accordance with Treas. Reg. §1.421-1(h)(2), the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that does not exceed three months and during any period longer than three months if his or her right to reemployment is guaranteed by statute or contract.

“Enrollment Form” means an agreement, which may be electronic, pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering Period.

“ESPP Share Account” means an account into which Common Stock purchased with accumulated payroll deductions at the end of an Offering Period are held on behalf of a Participant.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of the shares of Common Stock as determined below. If the shares are listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the NASDAQ Stock Market, the Fair Market Value shall be the closing price of a share (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal. In the absence of an established market for the shares, the Fair Market Value shall be determined in good faith by the Administrator and such determination shall be conclusive and binding on all persons.

“Offering Date” means the first Trading Day of each Offering Period, unless otherwise designated by the Administrator.

“Offering” or “Offering Period” means a period of six (6) months beginning on or about January 1st and July 1st of each year; provided, that, pursuant to Section 5, the Administrator may change the duration of future Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months) and/or the start and end dates of future Offering Periods.

“Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.

“Participant” means an Eligible Employee who is actively participating in the Plan.

“Participating Subsidiaries” means the Subsidiaries that have been designated by the Committee as eligible to participate in the Plan, and such other Subsidiaries that may be designated by the Committee as eligible to participate in the Plan from time to time in its sole discretion.

“Plan” means this Rogers Corporation Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.

“Purchase Date” means the last Trading Day of each Offering Period, unless otherwise designated by the Administrator.

“Purchase Price” means an amount equal to the lesser of (i) eighty-five percent (85%) (or such higher percentage up to 100% as the Administrator may determine prior to the beginning of the applicable Offering Period) of the Fair Market Value of a share of Common Stock on the Offering Date or (ii) eighty-five percent (85%) (or such higher percentage up to 100% as the Administrator may determine prior to the beginning of the applicable Offering Period) of the Fair Market Value of a share of Common Stock on the Purchase Date; provided, that, the Purchase Price per share of Common Stock will in no event be less than the par value of the Common Stock.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation exists now or is hereafter organized or acquired by the Company or a Subsidiary. In all cases, the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.

“Trading Day” means any day on which the national stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on an established stock exchange or national market system, a business day, as determined by the Administrator in good faith.

3.  Administration. The Plan shall be administered by the Administrator, which shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan including, without limitation, adopting sub-plans applicable to particular Participating Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The Administrator may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The interpretations and decisions of the Administrator shall be final and binding on all persons. All expenses of administering the Plan shall be borne by the Company.

The Committee shall have the authority to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, except for those powers specifically reserved herein for the Committee or the Board.

No member of the Board or the Committee or any individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any right granted hereunder. To the extent that the Administrator or the Committee is unable or unwilling to exercise any right or make any determination hereunder, such right or such determination shall be exercised by the Committee for the Administrator or by the Board for the Committee or for the Administrator.
4.  Eligibility. Unless otherwise determined by the Administrator in a manner that is consistent with Section 423 of the Code, any individual who is an Eligible Employee of the Company or Participating Subsidiary as of the first day of the enrollment period designated by the Administrator for a particular Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 423 of the Code.

Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted a right to purchase under the Plan if (i) immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or hold outstanding rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary or (ii) such offering would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 USD of the Fair Market Value of such stock (determined as of the Offering Date) for each calendar year in which such right to purchase is outstanding and exercisable at any time.

5.  Offering Periods. The Plan shall be implemented by a series of Offering Periods, each of which shall be six (6) months in duration, with new Offering Periods commencing on or about January 1 and July 1 of each year (or such other times as determined by the Administrator). The Administrator shall have the authority to change the duration, frequency, start and end dates of Offering Periods prior to the commencement of such Offering Period.

6.  Participation.

6.1  Enrollment; Payroll Deductions. An Eligible Employee may elect to participate in the Plan by properly completing an Enrollment Form, and submitting it to the Company, at least ten (10) business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering) and in accordance with the enrollment procedures established by the Administrator. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, the Eligible Employee authorizes payroll deductions from his or her Compensation in an amount equal to at least 1%, but not more than 15% of his or her Compensation on each payroll date occurring during an Offering Period (or such other minimum or maximum percentage as the Administrator may establish from time to time before an Offering Period begins). Payroll deductions shall commence on the first payroll date following the Offering Date and end on the last payroll date on or before the Purchase Date. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account. Unless expressly permitted by the Administrator, a Participant may not make any separate contributions or payments to the Plan.

6.2  Election Changes. During an Offering Period, a Participant may not elect to decrease or increase his or her rate of payroll deductions applicable to such Offering Period. A Participant may decrease or increase his or her rate of payroll deductions for future Offering Periods by submitting a new Enrollment Form authorizing the new rate of payroll deductions at least ten (10) business days before the start of the next Offering Period (or by such other deadline as shall be established for the Offering). The Administrator may, in advance of any Offering, establish rules permitting an employee to increase, decrease or terminate his or her payroll deductions during an Offering.
6.3 Automatic Re-enrollment. The deduction rate selected in the Enrollment Form shall remain in effect for subsequent Offering Periods unless the Participant (a) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 6.2, (b) withdraws from the Plan in accordance with Section 10, or (c) terminates employment or otherwise becomes ineligible to participate in the Plan.

6.4 Electronic Submission of Enrollment Form. The Administrator may specify that Enrollment Forms to be submitted to the Company pursuant to this Section 6 or Section 10 below are to be submitted electronically via the Company’s intranet or the Internet site of a third party or via email or any other means of electronic delivery specified by the Administrator.

7.  Purchase Rights. On each Offering Date, each Participant in the applicable Offering Period shall be granted the right to purchase, on the Purchase Date, a number of shares of Common Stock determined by dividing the Participant’s accumulated payroll deductions by the applicable Purchase Price; provided, however, that in no event shall any Participant purchase more than the lesser of (a) the number of whole shares which is less than or equal to $25,000.00 USD multiplied by the number of months in the Offering divided by 12 and divided by the Fair Market Value of the Common Stock on the Offering Date, or (b) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering (subject to adjustment in accordance with Section 17 and the limitations set forth in Section 13 of the Plan).

8.  Purchase of Shares. A Participant’s right to purchase shares of Common Stock will be exercised automatically on the Purchase Date of each Offering Period. The Participant’s accumulated payroll deductions will be used to purchase the maximum number of whole shares that can be purchased with the amounts in the Participant’s notional account, subject to the limitations described in Section 7 above. No fractional shares may be purchased. Any accumulated payroll deductions not used to purchase shares during an Offering Period shall be refunded to the Participant; provided, however, that, unless otherwise determined by the Administrator prior to the applicable Offering, an amount representing a fractional share that was not used to purchase shares during an Offering Period shall be carried over to a subsequent Offering Period.

9.  Transfer and Restriction on Sale.

9.1 Transfer of Shares. As soon as reasonably practicable after each Purchase Date, the Company will arrange for the delivery to each Participant of the shares of Common Stock purchased. Subject to the approval of the Administrator, shares of Common Stock purchased under the Plan may be issued in the form of certificates or held in a brokerage, or other account (or accounts), in any case only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker, bank or similar entity authorized by the employee to be the employee’s, or their, nominee for such purpose. Participants will not have any voting, dividend or other rights of a shareholder with respect to the shares of Common Stock until such shares have been delivered pursuant to this Section 9.

9.2 Insider Trading Policy Restrictions. All transactions under this Plan are subject to the Company’s insider trading policy as may be in effect from time to time. This includes any blackout period prohibition or requirement to obtain mandatory pre-clearance of transactions such as enrollment, withdrawal, or trading. If the standard enrollment period is scheduled to occur during a blackout period, arrangements will be made to allow for restricted insiders to update ESPP elections during the preceding open trading window.

10.  Withdrawal.

10.1  Withdrawal Procedure. A Participant may withdraw from the current Offering Period by submitting to the Company an Enrollment Form indicating his or her election to withdraw at least three (3) business days before the end of such Offering Period. A Participant who withdraws in accordance with the preceding sentence shall be promptly refunded any accumulated payroll deductions held on behalf of such Participant in his or her notional account that have not been used to purchase shares of Common Stock, and such Participant’s right to purchase with respect to the current Offering Period shall be terminated. If a Participant’s Enrollment Form indicating his or her election to withdraw is not submitted at least three (3) business days before the end of the current Offering Period, such Participant will continue to participate in the current Offering Period and such Participant’s withdrawal will be effective with respect to the succeeding Offering Period. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6.1 of the Plan.

10.2  Effect on Succeeding Offering Periods. A Participant’s election to withdraw from an Offering Period will not have any effect upon his or her eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws.

11.  Termination of Employment; Change in Employment Status. Upon termination of a Participant’s employment for any reason, including death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, all payroll deductions by the Participant and all rights to purchase shares of Common Stock granted to the Participant with respect to the Offering Period then in effect shall immediately cease. The amount of payroll deductions accumulated in such Participant’s notional account shall be refunded to the Participant as soon as practicable thereafter (or in the case of the Participant’s death, to the Participant’s designated beneficiary, or if no beneficiary has been designated, to the Participant’s estate). For purposes of the Plan, the date of the Participant’s termination of employment shall be the Participant’s last date of actual employment and shall not include any period during which such Participant receives any severance payments. A transfer of employment between the Company and a Participating Subsidiary or between one Participating Subsidiary and another Participating Subsidiary shall not be deemed a termination of employment under this Section 11.

12.  Interest. No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.

13.  Shares Reserved for Plan.

13.1  Number of Shares. A total of 500,000 shares of Common Stock have been reserved as authorized for the purchase of shares under the Plan. The shares of Common Stock may be newly issued shares, treasury shares or shares acquired on the open market.

13.2  Over-subscribed Offerings. The number of shares of Common Stock which a Participant may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed. No purchase rights granted under the Plan shall permit a Participant to purchase shares of Common Stock which, if added together with the total number of shares of Common Stock purchased by all other Participants in such Offering would exceed the total number of shares of Common Stock remaining available under the Plan. If the Administrator determines that, on a particular Purchase Date, the number of shares of Common Stock to be purchased exceeds the number of shares of Common Stock then available under the Plan, the Company shall make a pro rata allocation of the shares of Common Stock remaining available for purchase in as uniform a manner as practicable and as the Administrator determines to be equitable.

14.  Assignability. No payroll deductions credited to a Participant, nor any rights with respect to the right to purchase, or any rights to receive Common Stock hereunder may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 16 hereof) by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.

15.  Application of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions or contributions.

16.  Designation of Beneficiary. A Participant may electronically file a written designation of beneficiary who is to receive any shares of Common Stock from the Participant’s ESPP Share Account under the Plan in the event of such Participant’s death. In addition, a Participant may file a designation of beneficiary who is to receive any accumulated payroll deductions withheld and credited to the Participant’s notional account in the event of the Participant’s death prior to the Purchase Date of an Offering Period in accordance with Section 11 above.

17.  Adjustments Upon Changes in Capitalization; Dissolution or Liquidation; Corporate Transactions.

17.1  Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the Company’s structure affecting the Common Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under the Plan, the Purchase Price per share, and the numerical limits of Section 7 and Section 13.

17.2  Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, the Committee shall, in its discretion, provide for one of the following courses of action: (i) the Offering Period then in effect shall end as of a date selected by the Committee before the consummation of such dissolution or liquidation and each outstanding right to purchase granted under the Plan shall be automatically exercised as of such date, or (ii) the Offering Period then in effect shall be terminated as of a date selected by the Committee before the consummation of such dissolution or liquidation and each outstanding right to purchase granted under the Plan shall be automatically cancelled and any payroll deductions accumulated for such Offering Period shall be refunded to the applicable Participant as soon as administratively practicable.

17.3  Corporate Transaction. In the event of a Corporate Transaction, the Committee shall, in its discretion, provide for one of the following courses of action: (i) each outstanding right to purchase granted under the Plan shall be assumed or an equivalent option shall be substituted by the successor entity (or a parent or subsidiary thereof), (ii) the Offering Period then in effect shall end as of a date selected by the Committee before the consummation of such Corporate Transaction and each outstanding right to purchase granted under the Plan shall be automatically exercised as of such date, or (iii) the Offering Period then in effect shall be terminated as of a date selected by the Committee before the consummation of such Corporate Transaction and each outstanding right to purchase granted under the Plan shall be automatically cancelled and any payroll deductions accumulated for such Offering Period shall be refunded to the applicable Participant as soon as administratively practicable.

18.  General Provisions.

18.1  Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees participating in the Plan shall have the same rights and privileges; provided, however, that any Eligible Employees outside of the United States may be excluded from participation in the Plan or any sub-plan if such participation is prohibited or made impracticable by local law or would otherwise cause the Plan to fail to meet the requirements of Section 423 of the Code.

The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures outside of the United States. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest (if any), conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements outside of the United States.

18.2  No Right to Continued Service. Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an employee of the Company or any of its affiliated entities or in any other capacity.

18.3  Rights as Shareholder. A Participant will become a shareholder with respect to the shares of Common Stock that are purchased under the Plan when the shares are transferred to the Participant’s ESPP Share Account. A Participant will have no rights as a shareholder with respect to shares of Common Stock for which an election to participate in an Offering Period has been made until such Participant becomes a shareholder as provided above.

18.4  Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.

18.5  Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

18.6  Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Common Stock shall not be issued with respect to a right to purchase unless the issuance and delivery of the shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the shares may then be listed.

18.7  Notice of Disqualifying Dispositions. Each Participant shall give the Company prompt written notice of any disposition or other transfer of shares of Common Stock acquired pursuant to the -share purchase acquired under the Plan, if such disposition or transfer is made within two years after the Offering Date or within one year after the Purchase Date.

18.8  Amendment or Termination. The Committee may, in its sole discretion, amend or suspend the Plan at any time and for any reason. The Committee will obtain shareholder approval for amendments considered to be the adoption of a new plan under Section 423 of the Code (e.g., any increase in the aggregate number of shares that may be issued under the Plan).

The Board may, in its sole discretion, terminate the Plan at any time and for any reason. If the Plan is terminated, the Board may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Purchase Date (which may, in the discretion of the Board, be accelerated) or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 17), and all amounts that have not been used to purchase shares of Common Stock during the final Offering Period will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable following the final Purchase Date.

18.9  Applicable Law. The laws of the State of Massachusetts shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.

18.10  Section 423. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code.

18.11  Withholding. To the extent required by applicable Federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan. The Company shall not be required to recognize any Participant’s right to purchase granted under the Plan, to issue shares of Common Stock or to recognize the disposition of such shares of Common Stock until such obligations are satisfied. The Participant agrees that, in the Company’s sole discretion, these obligations may be satisfied by the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant or the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant upon exercise of a right to purchase granted under the Plan.

18.12  Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

18.13  Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

18.14 Unfunded Status of Plan. The Plan is unfunded and shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any Participant

(or beneficiary thereof), on the one hand, and the Company, any Participating Subsidiary, the Committee, the Administrator, or any other person, on the other hand.